Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181281, 333-149774 and 333-167486 on Form S-8 of our report dated November 15, 2017, relating to the consolidated financial statements of Hyperdynamics Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of Hyperdynamics Corporation for the year ended June 30, 2017.

/S/ Hein & Associates LLP

Houston, Texas
November 15, 2017